PROMISSORY NOTE

$21,000,000                                                                                                    Los Angeles, California
                                                                                                                        February 22, 2008

FOR VALUE RECEIVED, READING CONSOLIDATED HOLDINGS, INC., a Nevada corporation having an office at 500 Citadel Drive, Suite 300, Commerce, California 90040 (“Maker”), promises to pay to NATIONWIDE THEATRES CORP., a California corporation ("Holder"), or order, at 120 N. Robertson Boulevard, Los Angeles, California 90048, or at such other address as Holder may designate from time to time, without presentation, the principal amount of Twenty One Million Dollars ($21,000,000).  Unless payable earlier as provided below in this Promissory Note (this “Note”), the entire principal balance of this Note, together with interest on such principal balance as provided herein, shall be due and payable on February 21, 2013 (the “Maturity Date”).  Interest shall accrue on the unpaid principal balance of this Note at interest rates per annum (calculated for the actual number of days elapsed on the basis of a 365-day year) as follows: (1) with respect to Eight Million Dollars ($8,000,000) of the principal amount hereof (the “$8,000,000 Portion”), at annual rates equal to (i) 7.50%, for the period from the date hereof through and including February 21, 2010, and (ii) 8.50%, for the period from February 22, 2010 through the Maturity Date, and (2) with respect to Thirteen Million Dollars ($13,000,000) of the principal amount hereof (the “$13,000,000 Portion”), at annual rates equal to (i) 6.50%, for the period from the date hereof through and including July 31, 2009, and (ii) 8.50%, for the period from August 1, 2009 through the Maturity Date.  All accrued interest under this Note (including all interest accrued on the borrowings made pursuant to Section 4 below) shall be due and payable on February 21, 2011; thereafter, accrued interest under this Note (including all interest accrued on the borrowings made pursuant to Section 4 below) shall be due and payable, in arrears, on the last day of each calendar quarter, commencing on June 30, 2011.  Any reduction, adjustment or prepayment of interest or principal of this Note shall be applied first against the $8,000,000 Portion, and next against the $13,000,000 Portion.

1.           Mandatory Prepayments.  Notwithstanding the above, Maker shall pay to Holder, as a mandatory prepayment hereunder, an amount equal to 50% of the cumulative sum of any dividends or other distributions paid to Maker prior to the Maturity Date by Consolidated Amusement Holdings, Inc., a Nevada corporation, in excess of the sum of (i) $1,000,000 per year  (the “Excluded Dividends”), plus (ii) any interest paid on this Note other than pursuant to this sentence.  Notwithstanding the foregoing, no sale or other transfer by “Buyer” (as defined below) or any affiliate of Buyer of any interest in the Dallas Angelika theater located at Mockingbird Center in Dallas, Texas to Maker or any affiliate of Maker shall require Maker to make any mandatory prepayments pursuant to this Section 1; provided, however, that from and after the date of such transfer, the maximum annual amount of Excluded Dividends shall be reduced from $1,000,000 to $750,000.  Maker shall afford Holder with reasonable access to the books and records of Maker and all applicable affiliates of Maker necessary to confirm the accuracy of the payments, if any, to which Holder is entitled pursuant to the immediately preceding sentence. Any payments made under the second immediately preceding sentence shall be applied first against accrued interest and then against principal.  Maker may, in the alternative, elect at any time to substitute for this mandatory pre-payment obligation the guarantee of Reading International, Inc., a Nevada corporation (“RDI”), of all of Maker’s obligations under this Note in a form reasonably acceptable to Holder, in which case any obligation to make the mandatory pre-payments provided for under the terms of this paragraph shall cease upon the delivery of such guarantee.

2.           Acceleration.  Notwithstanding the foregoing, all accrued interest and the entire unpaid principal balance of this Note shall become immediately due and payable upon written notice from Holder to Maker in the event that either Maker, Buyer or RDI, fails to perform in any material respect their respective indemnification obligations under (i) the Asset Purchase and Sale Agreement dated as of October 8, 2007 by and among Pacific Theatres Exhibition Corp., a California corporation, Consolidated Amusement Theatres, Inc., a Hawaii corporation, Consolidated Amusement Theatres, Inc., a Nevada corporation (“Buyer”), and the other parties thereto (as amended from time to time, the “APSA”) or (ii) any other document, instrument or agreement entered into among Buyer, Maker, RDI and any affiliate of Holder in connection with or with respect to the properties affected by the APSA, in each case within the time period required by the APSA or such other document, instrument or agreement (or, if any such document, instrument or agreement does not contain such a time period, within thirty (30) days after receipt by Maker, Buyer or RDI, as applicable, of notice of the claim, action, lawsuit, proceeding, investigation or demand giving rise to such indemnification obligation).

3.           Reductions in Principal Amount.  The principal amount of and interest on this Note are subject to reduction as provided in Section 2.5 of the APSA.  In addition, the principal amount and interest on this Note are subject to reduction as follows:

(a)  The Competitive Project Adjustment:

(i)           In the event that a Competitive Cinema Project (as defined below) first opens for business to the public on a full-time basis on or before the fifth anniversary of the date of this Note, then the principal amount of this Note will be reduced by the difference between (a) $14,700,000 and (b) the Bakersfield Cinema Purchase Price.  The “Bakersfield Cinema Purchase Price” will be equal to the sum of (i) the Bakersfield Adjusted Cash Flow Multiple Amount and (ii) the Bakersfield Excess Cash Flow Amount.  The “Bakersfield Adjusted Cash Flow Multiple Amount” means:  (1) if the positive Theater Level Cash Flow (as defined in the APSA) generated by Bakersfield Cinema (as defined below) during the twelve-month period beginning as of the first day of the first calendar month after the first such Competitive Cinema Project is first fully open for business on a full-time basis (the

“Bakersfield Adjusted Cash Flow” and the “Bakersfield Measurement Period,” respectively) is greater than $1,000,000, then the Bakersfield Adjusted Cash Flow Multiple Amount shall equal the Bakersfield Adjusted Cash Flow multiplied by seven; (2) if the Bakersfield Adjusted Cash Flow is $1,000,000 or less, but greater than $500,000, then the Bakersfield Adjusted Cash Flow Multiple Amount shall equal the Bakersfield Adjusted Cash Flow multiplied by six; and (3) if the Bakersfield Adjusted Cash Flow is $500,000 or less, then the Bakersfield Adjusted Cash Flow Multiple Amount shall be zero.    The “Bakersfield Excess Cash Flow Amount” means the difference between (x) the aggregate positive Theater Level Cash Flow generated by the Bakersfield Cinema during the period commencing with the Closing (as defined in the APSA) and ending on the last day of the month in which the first such Competitive Cinema Project fully opens for business to the public on a full-time basis (the “Pre-Opening Period”) and (y) the Bakersfield Adjusted Cash Flow multiplied by a fraction, the numerator of which is the number of days in the Pre-Opening Period and the denominator of which is 365.   For purposes of this Note, the term “Bakersfield Cinema” means that certain cinema described on Exhibit A-1 of the APSA as the Valley Plaza 16; and the term “Competitive Cinema Project” means a new multiplex cinema showing predominantly first run, mainstream films, located either (i) in the area bounded by California Avenue, Chester Avenue, Truxtun Avenue and S Street in downtown Bakersfield, California or (ii) at the East Hills Mall, located at 3000 Mall View Road, Bakersfield, CA 93306 (which shall include, for this purpose, any such cinema located within the current boundaries of the East Hills Mall, any such cinema located on any property adjacent to or contiguous with the current boundaries of the East Hills Mall, or any such cinema included in any expansion of the East Hills Mall).

(ii)           Maker will each year cause to be prepared and delivered to Holder stand alone operating statements for the Bakersfield Cinema in substantially the form of Exhibit A attached hereto, prepared in accordance with generally accepted accounting principles (“GAAP”) (but without footnotes), and certified by RDI’s Chief Financial Officer (each, a “Bakersfield Cinema Operating Statement”).  The first Bakersfield Cinema Operating Statement will be for the period commencing as of the date hereof and continuing until December 31, 2008 and shall be due not later than March 31, 2009.  Thereafter, Maker shall cause a Bakersfield Cinema Operating Statement for each succeeding calendar year (or, with respect to the calendar year during which the Competitive Cinema Project fully opens for business to the public on a full-time basis, the partial calendar year ending on the last day of the Pre

Opening Period) to be prepared and delivered to Holder within ninety (90) days following the end of such calendar year (or partial calendar year)   Additionally, within sixty (60) days after the end of the Bakersfield Measurement Period, Maker will cause to be prepared and delivered to Holder (i) a Bakersfield Cinema Operating Statement for the Bakersfield Measurement Period, and (ii) a written statement setting forth in reasonable detail Maker’s calculation of the Bakersfield Cinema Purchase Price, including Maker’s calculation of the Bakersfield Adjusted Cash Flow Multiple Amount and the Bakersfield Excess Cash Flow Amount (the “Bakersfield Adjusted Cash Flow Statement”).

(iii)           Maker shall keep at Maker’s principal executive offices located in California accurate and complete books and records that reflect the results of operations of the Bakersfield Cinema for all periods covered by the Bakersfield Cinema Operating Statements.  Such books and records shall be retained by Maker for at least two (2) years after the expiration of the calendar year to which they relate.  Holder shall have the right, once during each calendar year and once within ninety (90) days after receipt of the Bakersfield Adjusted Cash Flow Statement, upon not less than ten (10) days advance notice to Maker, to audit or cause to be audited such books and records at such offices.  Such audit will be conducted by Deloitte & Touche, or such other firm of independent accountants as may be selected by Maker and Holder (each acting reasonably). Costs of any such audit shall be paid by Holder unless the audit shows that Maker has understated the positive Theater Level Cash Flow of the Bakersfield Cinema in any Bakersfield Cinema Operating Statement by more than three percent (3%), in which case Maker shall pay the entire reasonable cost of said audit.  Holder shall keep any information gained from such audit confidential other than in litigation or arbitration between the parties.

(iv)  If Holder disputes Maker’s determination of the Bakersfield Cinema Purchase Price, it shall deliver to Maker a statement notifying Maker of such dispute within thirty (30) days after its receipt of the Bakersfield Adjusted Cash Flow Statement.  If Holder notifies Maker of its acceptance of the Bakersfield Adjusted Cash Flow Statement, or if Holder fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Maker’s determination of the Bakersfield Cinema Purchase Price as set forth in the Bakersfield Adjusted Cash Flow Statement shall be conclusive and binding on the parties as of the date of notification of such acceptance or the last day of the thirty (30) day period.  Holder and Maker shall use good faith efforts to resolve any dispute involving the determination of the Bakersfield Cinema Purchase Price.  If the parties are unable to resolve the dispute within sixty (60) days after Maker delivers the Bakersfield Adjusted Cash Flow Statement to Holder, the dispute shall be resolved by the Designated Arbitrator or the Replacement Arbitrator (each as defined in the APSA) pursuant to the mechanism set forth in Section 2.2.3.4 of the APSA.

(v)           If Buyer temporarily closes the Bakersfield Cinema for business at any time during the Bakersfield Measurement Period for a period of more than two days (or for a period of more than five days in any given period of thirty days), including due to the occurrence of a casualty or event of force majeure or for renovation, the actual Theater Level Cash Flow applicable to the Bakersfield Cinema for purposes of Section 3(a)(i) for the period in which the Bakersfield Cinema is closed shall be adjusted with the intentions of normalizing the Theatre Level Cash Flow for the Pre-Opening Period and the Bakersfield Measurement Period in order to fairly adjust for such closure.  Any dispute in this regard shall be resolved by arbitration as provided in Section 2.2.3.4 of the APSA.

(vi)            Notwithstanding the foregoing, there shall be no reduction in the principal amount of this Note pursuant to this Section 3(a) if Buyer sells the Bakersfield Cinema to a third party or permanently closes the Bakersfield Cinema for business to the public at any time during the Pre-Opening Period or the Bakersfield Measurement Period; provided, however, that if Buyer sells the Bakersfield Cinema to a third party and such third party (or its successor) (the “Bakersfield Assignee”) continues to keep open for business the Bakersfield Cinema during such periods, then Maker shall be entitled to reduction in the principal amount of this Note to the extent permitted by this Section 3(a) so long as the then current Bakersfield Assignee assumes in writing for the benefit of Holder, and at all relevant times complies with, Maker’s reporting obligations and obligations to allow Holder to conduct audits, each as set forth in this Section 3(a).

(vii)           Set forth below are certain examples of how the adjustment described above in this Section 3(a) would operate with respect to the Bakersfield Cinema.

Example #1. If the Competitive Theater Project opens on the second anniversary of the Closing Date, the Theater Level Cash Flow for the Bakersfield Cinema remains constant at $2,100,000 per year during the entire Pre-Opening Period, and that following the opening of the Competitive Theater Project, the Bakersfield Adjusted Cash Flow drops to $1,100,000 for the

Bakersfield Measurement Period, the outstanding principal amount of this Note will be reduced by $5,000,000 (i.e., $14,700,000 less the sum of (i) seven times $1,100,000 (or $7,700,000) plus (ii) two years of the difference between $2,100,000 and $1,100,000 (or $2,000,000)).

Example #2.  Same as Example #1 but the Bakersfield Adjusted Cash Flow drops to $100,000 during the Bakersfield Measurement Period.  In this case, the outstanding principal amount of this Note will be reduced by $10,700,000 (i.e., $14,700,000 less the sum of (i) zero times $100,000 (or $0.00) plus (ii) two years of the difference between $2,100,000 and $100,000 (or $4,000,000)).

Example #3:  Same as Example #1 but the Bakersfield Adjusted Cash Flow drops to $700,000 during the Bakersfield Measurement Period.  In this case, the outstanding principal amount of this Note would be reduced by $7,700,000 (i.e., $14,700,000 less the sum of (i) six times $700,000 (or $4,200,000) plus (ii) two years of the difference between $2,100,000 and $700,000 (or $2,800,000).

(viii)                      For illustrative purposes, the parties acknowledge and agree that the Theater Level Cash Flow of the Bakersfield Cinema for the 12 month period ended June 28, 2007 was $2,001,477.

(b)           The Kapolei Adjustment:

(i)           In the event that Buyer (or its successors or assigns) has within 30 months of the Closing Date either expended at least $3,000,000, or entered into binding contracts providing for the expenditure of at least $3,000,000 (provided that if $3,000,000 is not expended within the first 30 months, contracts are in place providing for the expenditure of funds which, when added to the funds previously expended, aggregate to at least $3,000,000 and an aggregate of at least $3,000,000 is expended within 33 months of the date hereof), in the improvement or refurbishment (including without limitation demolition and waste removal costs in connection with such improvement or refurbishment) of the property subject to the Kapolei 16 Lease (as defined in Exhibit A-1 to the APSA) (the “Kapolei Property”), then the principal amount of this Note will be reduced by the amount of $5,700,000.  Maker agrees to cause Buyer to keep an maintain for at least four years following the date hereof copies of underlying invoices and records supporting such expenditures, and to allow Holder (and

Holder’s representatives) reasonable access to such underlying invoices and records for audit purposes.

(ii)           In the event that Buyer (or its successors or assigns) does not expend the amounts specified above within the time frames set forth above, then and in the event that a first run multiplex cinema first opens for business to the public at the “McNaughton Project” (also called the “Kapolei Commons” project) (the “Competitive Kapolei Cinema”), which project is to be located on Kalaeloa Boulevard, between the H1 Freeway and Kapolei Parkway, in Oahu, Hawaii, on or before the fifth anniversary of the date hereof, the principal amount of this Note will be reduced by the difference between (a) $5,700,000 and (b) the Kapolei Cinema Purchase Price.  The “Kapolei Cinema Purchase Price” will be equal to the positive Theater Level Cash Flow generated by Kapolei Cinema (as defined below) during the twelve-month period beginning as of the first day of the first calendar month after the Competitive Kapolei Cinema fully opens for business to the public on a full-time basis (the “Kapolei Adjusted Cash Flow” and the “Kapolei Measurement Period,” respectively) multiplied by five; provided that if the Kapolei Adjusted Cash Flow is zero or less, then the reduction shall be $5,700,000.  For purposes of this Note, the term “Kapolei Cinema” means the cinema improvements comprising a portion of the improvements subject to the Kapolei 16 Lease.

(iii)           If Buyer temporarily closes the Kapolei Cinema for business at any time during the Kapolei Measurement Period for a period of more than two days (or for a period of more than five days in any given period of thirty days), including due to the occurrence of a casualty or an event of force majeure, or for renovation, the actual Theater Level Cash Flow applicable to the Kapolei Cinema for purposes of clause 3(b)(ii) for the period in which the Kapolei Cinema is closed shall be adjusted with the intentions of normalizing the Theatre Level Cash Flow for the Kapolei Measurement Period in order to fairly adjust for such closure.  Any dispute in this regard shall be resolved by arbitration as provided in Section  2.2.3.4  of the APSA.

(iv)           If the provisions of clause 3(b)(ii) rather than the provisions of clause 3(b)(i) are then applicable (in other words, if Maker has not expended or committed to expend and then expended the $3,000,000 amount referenced in clause 3(b)(i) as provided in clause 3(b)(i)), and if Buyer sells the Kapolei Cinema to a third party or permanently closes the Kapolei Cinema for business to the public at any time during the Kapolei Measurement Period, then the principal amount of this Note shall not be reduced pursuant to this Section 3(b); provided, however, that if Buyer sells the Kapolei Cinema to a third party and such third party (or its successor) (the “Kapolei Assignee”) continues to keep open for business the Kapolei Cinema during such periods, then Maker shall be entitled to reduction in the principal amount of this Note to the extent permitted by this Section 3(b) so long as the then current Kapolei Assignee assumes in writing for the benefit of Holder, and at all relevant times complies with, Maker’s reporting obligations and obligations to allow Holder to conduct audits, each as set forth in this Section 3(b).

(v)           Maker will cause to be prepared and delivered to Holder stand alone operating statements for the Kapolei Cinema in substantially the form of Exhibit A attached hereto, prepared in accordance with GAAP (but without footnotes), and certified by RDI’s Chief Financial Officer for the period of the Kapolei Measurement Period, such statements to be delivered within sixty (60) days after the end of the Kapolei Measurement Period together with a written statement setting forth in reasonable detail Maker’s calculation of the Kapolei Cinema Purchase Price (the “Kapolei Adjusted Cash Flow Statement”).

(vi)           Maker shall keep at Maker’s principal executive offices located in California accurate and complete books and records that reflect the results of operations of the Kapolei Cinema for all periods covered by the Kapolei Cinema Adjusted Cash Flow Statement.  Such books and records shall be retained by Maker for at least two (2) years after the expiration of the calendar year to which they relate.  Holder shall have the right within ninety (90) days after receipt of the Kapolei Adjusted Cash Flow Statement, upon not less than ten (10) days advance notice to Maker, to audit or cause to be audited such books and records at such offices.  Such audit will be conducted by Deloitte & Touche, or such other firm of independent accountants as may be selected by Maker and Holder (each acting reasonably). Costs of any such audit shall be paid by Holder unless the audit shows that Maker has understated the positive Theater Level Cash Flow of the Kapolei Cinema by more than three percent (3%), in which case Maker shall pay the entire reasonable cost of said audit.  Holder shall keep any information gained from such audit confidential other than in litigation or arbitration between the parties.

(vii)           If Holder disputes Maker’s determination of the Kapolei Cinema Purchase Price, it shall deliver to Maker a statement notifying Maker of such dispute within thirty (30) days after its receipt of the Kapolei Adjusted Cash Flow Statement.  If Holder notifies Maker of its acceptance of the Kapolei Adjusted

Cash Flow Statement, or if Holder fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Maker’s determination of the Kapolei Cinema Purchase Price as set forth in the Kapolei Adjusted Cash Flow Statement shall be conclusive and binding on the parties as of the date of notification of such acceptance or the last day of the thirty (30) day period.  Holder and Maker shall use good faith efforts to resolve any dispute involving the determination of the Kapolei Cinema Purchase Price.  If the parties are unable to resolve the dispute within sixty (60) days after Maker delivers the Kapolei Adjusted Cash Flow Statement to Holder, the dispute shall be resolved by the Designated Arbitrator or the Replacement Arbitrator pursuant to the mechanism set forth in Section 2.2.3.4 of the APSA.

(viii)                      For illustrative purposes, the parties acknowledge and agree that the Theater Level Cash Flow of the Kapolei Cinema for the 12 month period ended June 28, 2007 was $1,139,390.

(c)           2007 TLCF Adjustment.

(i)           If the Theater Level Cash Flow (as defined in the APSA) of the Theaters (as defined in the APSA) for the 12 month period ended December 27, 2007 (the “2007 TLCF”) is less than the aggregate amount of Eleven Million Two Hundred Thousand Dollars ($11,200,000) (the “TLCF Threshold”), then the principal amount of this Note shall be reduced by (a) the amount by which the 2007 TLCF is less than the TLCF Threshold, multiplied by (b) seven; provided, however, that the amount by which the principal amount of this Note may be reduced pursuant to this Section 3(c) shall not exceed the sum of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000).

(ii)           Not later than February 28, 2008, Holder shall deliver to Maker a Theater Level Cash Flow Report for the Theaters showing Holder’s calculation of the 2007 TLCF (the “2007 Report”).  The 2007 Report shall be  prepared in accordance with GAAP (other than the exclusion of certain financial statements and the lack of footnote disclosures that are require by GAAP) and otherwise shall be in substantially in the form of the “Theater P&Ls” (as defined in the APSA).

(iii)           Holder shall keep at Holder’s principal executive offices located in California accurate and complete books and records that reflect the results of operations of the Theaters for the period covered by the 2007 Report.  Maker shall have the right within thirty (30) days after receipt of the 2007 Report, upon not less than ten (10) days advance notice to Holder, to audit or cause to be audited such books and records at such offices.  Such audit will be conducted by Deloitte & Touche, or such other firm of independent accountants as may be selected by Maker and Holder (each acting reasonably). All of the costs of any such audit shall be paid by Maker, unless the audit shows that Holder has overstated the positive 2007 TLCF by more than three percent (3%), in which case Holder shall pay the entire reasonable cost of said audit.  Maker shall keep any information gained from such audit confidential other than in litigation or arbitration between the parties.

(iv)           If Maker disputes Holder’s determination of the 2007 TLCF, it shall deliver to Holder a statement notifying Holder of such dispute within ninety (90) days after its receipt of the 2007 Report.  If Maker notifies Holder of its acceptance of the 2007 Report, or if Maker fails to deliver its statement within the ninety (90) day period specified in the preceding sentence, Holder’s determination of the 2007 TLCF as set forth in the 2007 Report shall be conclusive and binding on the parties as of the date of notification of such acceptance or the last day of the ninety (90) day period.  Holder and Maker shall use good faith efforts to resolve any dispute involving the determination of the 2007 TLCF.  If the parties are unable to resolve the dispute within one hundred twenty (120) days after Holder delivers the 2007 Report to Maker, the dispute shall be resolved by the Designated Arbitrator or the Replacement Arbitrator (each as defined in the APSA) pursuant to the mechanism set forth in Section 2.2.3.4 of the APSA.

(d)           Outstanding Principal Balance Adjustment.  On each anniversary date of the Closing Date (as defined in the APSA) occurring prior to the Maturity Date, commencing February 22, 2009, the principal amount of this Note shall be reduced by an amount equal to 0.5% of the average outstanding principal balance under Buyer’s credit facilities with General Electric Capital Corporation and certain other lenders to be entered into at the Closing (as defined in the APSA) (the “GECC Facility”) for the immediately preceding 12 month period; provided, however, that for purposes of this provision, the average outstanding principal balance of the GECC Facility will be calculated without taking into account (a) any principal amount outstanding on the GECC Facility in excess of $50,000,000 or (b) any increase in the principal amount outstanding on the GECC Facility in any 12 month period from the average outstanding principal balance of the GECC Facility for the immediately preceding 12 month period.   For example, if the average outstanding principal balance of the GECC Facility in any such 12 month period is $40,000,000, the

principal balance of this Note shall be reduced by $200,000 in respect of such 12 month period.   Any reduction in the principal balance of this Note pursuant to this paragraph in respect of any such 12 month period shall be conditioned upon Maker’s delivery to Holder of a certificate of RDI’s Chief Financial Officer certifying as to the average outstanding principal balance of the GECC Facility for such 12 month period.  Notwithstanding the foregoing, Maker shall be entitled to reductions of the principal balance of this Note only for so long as the GECC Facility is outstanding, and shall not be entitled to any further reductions in the principal balance of this Note from or after the repayment or refinancing of the GECC Facility or in respect of any other loan or credit facilities from any party.  Maker represents and warrants to Holder that (i) RDI is, subject to certain limitations disclosed in writing to Holder on or prior to the date hereof, guaranteeing Buyer’s obligations under the GECC Facility, and (ii) the interest rate spread payable under the GECC Facility has increased by 100 basis points from the interest rate spread initially committed, and Maker acknowledges and agrees that such representations and warranties are material inducements to Holder to agree to the provisions of this paragraph and of Section 4 of this Note.

(e)           In the event of any adjustment in the principal amount of this Note as provided in Section 2.5 of the APSA or as set forth above, interest will be adjusted proportionally, as though such adjusted principal amount had been the initial principal amount of this Note.  In the event that (i) a  Competitive Cinema Project opens after the fourth anniversary of the date hereof or (ii) the Competitive Kapolei Cinema Project opens after the fourth anniversary of the date hereof and the Note is subject to adjustment under clause 3(b)(ii), above, then the Maturity Date will be extended for one year, in order to allow time for calculation of any adjustment to the principal amount of this Note and the accrued interest on such adjusted principal amount.

(f)           In the event that payments of interest and principal on this Note shall have reduced the principal amount of, and the then accrued and unpaid interest on, this Note to an amount below the adjusted interest and principal, then Seller will repay such overpayment to Maker within 10 days after the determination thereof, together with interest thereon at the rate of 8.5% per annum, compounded quarterly in arrears.  Any payments of interest made which are in excess of the amounts which should have been paid, had the principal amount of this Note been initially as so adjusted will be deemed to have been pre-payments of principal.   Any repayment or payment obligation on the part of

Holder not timely made will bear interest at the Default Rate (as such term is defined below) until paid in full.

           4.           Covenant Support Loan.  If, any time prior to the Maturity Date, Buyer is in breach or anticipates that it will likely be in breach of its financial covenants under the GECC Facility, but the additional infusion of equity capital into Buyer would cure or prevent such breach (a “Potential Covenant Breach”), Maker shall be permitted to borrow from Holder, and Holder commits to loan to Maker, the amount of Three Million Dollars ($3,000,000) (the “Covenant Support Loan”).  Holder shall not be obligated to make more than one Covenant Support Loan.  The full amount of the Covenant Support Loan shall be added to the outstanding principal balance of this Note and shall be deemed part of the $8,000,000 Portion.   Holder’s obligation to make the Covenant Support Loan shall be subject to the following conditions: (i) Maker shall deliver to Holder a written request for the Covenant Support Loan, which request shall be accompanied by reasonable evidence of the Potential Covenant Breach certified by RDI’s Chief Financial Officer and shall be delivered to Holder not less than 45 days before the draw down date specified in such written request, and (ii) all of the proceeds of the Covenant Support Loan shall be used to pay down the GECC Facility within five business days after Maker’s receipt of the Covenant Support Loan and Maker shall deliver reasonable evidence of the same to Holder within three business days after such payments are made on the GECC Facility.   Notwithstanding the foregoing, Holder shall be obligated to make the Covenant Support Loan only for so long as RDI’s guaranty of the GECC Facility is outstanding, and shall not be obligated to make the Covenant Support Loan from or after the earlier of the date on which such guaranty is terminated or released or the date on which the GECC Facility is repaid or refinanced.

5.           Pledge Agreement.  This Note is secured by a pledge and security agreement dated of even date herewith (the “Pledge Agreement”).

6.           Optional Prepayment.  Maker may prepay this Note in full or in part, without premium or penalty, upon not less than ten (10) days’ prior written notice to Holder.  All payments received hereunder shall be applied first to any accrued but unpaid interest and the remainder to the unpaid principal balance.  No prepayment permitted hereunder shall affect the obligation of Maker to pay as provided hereunder.

7.           Reimbursement of Costs.  Maker shall pay to Holder upon demand or reimburse Holder for all costs and expenses (including reasonable attorneys’ fees) incurred by or on behalf of Holder following any “Defaults” (as defined below) in connection with the enforcement of the rights of Holder under this Note.

8.           Default Interest.  In the event of any failure to pay any installment of principal or interest under this Note when due, or after the occurrence of any other Default, and for so long as such Default continues regardless of whether or not there has been an acceleration of this Note, or if the outstanding principal balance hereof and all accrued interest are not paid in full on the Maturity Date (as the same may be accelerated pursuant to the terms of this Note), Maker shall thereafter pay interest on the principal balance of this Note from the date such installment of principal or interest was due, the date of such Default or the Maturity Date, as the case may be, until the date on which any such installment is paid or such Default is cured, at a rate per annum (calculated for the actual number of days elapsed on the basis of a 365-day year), equal to the then current interest rate payable under this Note, plus five percent (5%) (the "Default Rate"), and all such accrued interest shall be paid in full as a condition precedent to the curing of such Default or the repayment of this Note in full; provided, however, that such interest rate shall in no event exceed the maximum interest rate which Maker may pay pursuant to applicable law.

9.           Defaults  Each of the following shall constitute defaults or breaches (“Defaults”) under this Note by Maker:

(a)           Failure to make any payment of principal or interest when due under this Note, or any breach by Maker of any other covenant contained in this Note, which failure or breach is not cured within five (5) calendar days after written notice thereof from Holder to Maker;

(b)           Any breach of any representation or warranty of Maker contained in this Note, including, without limitation, any of the representations and warranties contained in Section 14 of this Note;

(c)           The bankruptcy or insolvency of Maker or the making by Maker of an assignment for the benefit of creditors or the admission by Maker in writing of its inability to pay its debts generally as they become due, or the taking of action by Maker in furtherance of any such action, provided, however, that in the case of an involuntary bankruptcy petition filed against Maker, the same is not dismissed within sixty (60) calendar days; or the appointment of a receiver with respect to all or any part of Maker's property, where possession is not restored to Maker within sixty (60) calendar days;

(d)           The occurrence of a “Change of Control” involving Maker.  For purposes hereof, a “Change of Control” means any transaction or series of related transactions as a result of which: (i) any individual, entity or group (as the term “group” is defined in Section 13(d) of Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than James J. Cotter and his heirs or any one or more of his or their respective affiliates (collectively, “Cotter”) acquires direct or indirect beneficial ownership of securities of Maker representing more than fifty percent (50%) of the combined voting power of the then-outstanding securities of Maker; or (ii) Maker consummates a merger, reorganization or consolidation or sells all or substantially all of its assets (each such transaction being referred to as a “Transaction”), unless Cotter beneficially owns, directly or indirectly, immediately after the consummation of the Transaction, in the aggregate, at least fifty percent (50%) of the combined voting power of the then-outstanding securities of the entity surviving or resulting from such Transaction (such Transaction, an “Excepted Transaction”); or (iii) the dissolution or liquidation of Maker (each such occurrence being referred to as a “Dissolution Event”), unless Cotter beneficially owns, directly or indirectly, immediately after the occurrence of the Dissolution Event. In the aggregate, at least fifty percent (50%) of the combined voting power of the then-outstanding securities of the entity or entities to which the assets and properties of Maker are distributed pursuant to such Dissolution Event.  Notwithstanding the foregoing, no Transaction involving Maker and any Affiliate of Maker shall be deemed a Change of Control so long as Cotter beneficially owns, directly or indirectly, immediately after the consummation of the Transaction, in the aggregate, at least fifty percent (50%) of the combined voting power of the then-outstanding securities of the entity surviving or resulting from such Transaction; and

(e)            So long as Holder is in compliance with its obligations under the Note, including its obligations under Section 4, above, the breach or default by Buyer of any of its material obligations under the GECC Facility, where such breach or default is not cured prior to the expiration of all applicable notice and cure periods;

(f)           The occurrence of a “Default” (as such term is defined in the Pledge Agreement) under the Pledge Agreement;

Provided, however, that any Default under any one or more of clauses (b) through (f) above may be cured by a guarantee by RDI of Maker’s obligations under this Note, in a form reasonably acceptable to Holder.

10.           Remedies upon a Default.  Upon the occurrence of any Default, and in addition to any other rights or remedies available to Holder under applicable law or otherwise, the entire principal balance and all accrued interest shall, at the option of Holder, become due and payable upon demand.  Maker shall also pay all reasonable costs of collection in connection with the enforcement of this Note, including, without limitation, reasonable attorneys' fees incurred or paid by Holder on account of such collection, whether or not suit is filed.  Failure by Holder to enforce any remedy granted to it hereunder shall not excuse any Default under this Note and no offset for claims for such noncompliance may be made against any payment due hereunder. Any pre-payment of this Note and any acceleration of this Note solely arising from a Default under Section 9(e) above shall not impact the adjustment provisions set forth in Section 3 above, which adjustment provisions shall survive any such pre-payment or acceleration.

11.           Waivers.  Except as otherwise provided in this Note, Maker waives all redemption rights of any nature, valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor, and non-payment of this Note, and all other notices or demands in connection with the delivery, acceptance, performance or enforcement of this Note, in each case to the maximum extent permitted by law.

12.           Non-Cumulative Remedies.  The remedies of Holder under or by virtue of this Note shall be cumulative and non-exclusive, and may be exercised concurrently or consecutively at the option of Holder.  No single or partial exercise of any power granted to Holder under this Note shall preclude any other or further exercise thereof or the exercise of any other power.  No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right.

13.           Maximum Interest Rate.  No provision of this Note shall be deemed to establish or require the payment of interest at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid under this Note exceeds the maximum rate permitted by applicable law, any amounts paid in excess of such maximum shall be applied to reduce the unpaid principal balance hereunder and the rate of interest required hereunder shall be automatically reduced to the maximum rate permitted by applicable law.

14.           Maker’s Representations and Warranties.  Maker hereby represents and warrants to Holder as follows, which representations and warranties shall survive the execution and delivery of this Note:

(a)           Maker is a corporation duly formed and validly existing under the laws of the State of Nevada and qualified to do business in the State of California, and Maker has the requisite power to own its properties and assets and to enter into and perform its obligations under this Note;

(b)           This Note has been duly authorized by all necessary action on the part of Maker;

(c)           This Note constitutes the legally valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditor’s rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or law;

(d)           The execution and delivery by Maker of this Note, the consummation of the transactions contemplated hereby, and the performance of the terms and conditions hereof by Maker, do not conflict with, result in a breach of or constitute a default under, any of the terms, conditions or provisions of (i) the organizational documents of Maker; (ii) any order, writ, judgment or decree by which Maker is bound or to which it is a party; (iii) any law, rule, regulation or restriction of any governmental authority or agency applicable to Maker; or (iv) any contract, commitment, indenture, instrument or other agreement by which Maker is bound or to which Maker is a party; and

(e)           No consent or authorization of, filing with or other act by or in respect of any governmental authority, bureau or agency is required to be obtained or made by Maker in connection with the execution, delivery and performance of this Note.

15.           Miscellaneous.

(a)           Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

(b)           Drafting.  This Note has been jointly negotiated and drafted, and shall be construed as a whole according to its fair meaning and not strictly for or against any party.

(c)           Further Assurances.  Maker hereby agrees that it will, forthwith upon any reasonable request by Holder, cooperate fully in the preparation, execution, acknowledgement, delivery and recording of any agreements, instruments, memoranda or documents reflecting or in furtherance of any of the transactions contemplated by this Note.

(d)           Section Headings.  Section headings are provided herein for convenience only and shall not serve as a basis for interpretation or construction of this Note, nor as evidence of the intention of the parties hereto.

(e)           Severability.  If any provision of this Note as applied to either party or to any circumstance shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Note, the application of any such provision in any other circumstances or the validity or enforceability of this Note as a whole.

(f)           Reference.  Except as otherwise expressly provided in this Note, any dispute of any nature or character whatsoever between the parties and arising under or with respect to this Note, or the subject matter hereof or thereof, shall be resolved by a proceeding in accordance with the provisions of California Code of Civil Procedure Section 638 et seq., for a determination to be made which shall be binding upon the parties as if tried before a court or jury.  The parties agree specifically as to the following:

(i)           Within five (5) Business Days after service of a demand by a party hereto, the parties shall agree upon a single referee who shall then try all issues, whether of fact or law, and then report a finding or judgment thereon.  If the parties are unable to agree upon a referee either party may seek to have one appointed, pursuant to California Code of Civil Procedure Section 640, by the presiding judge of the Los Angeles County Superior Court;

(ii)           The compensation of the referee shall be such charge as is customarily charged by the referee for like services.  The cost of such proceedings shall initially be borne equally by the parties.  However, the prevailing party in such proceedings shall be entitled, in addition to all other costs, to recover its contribution for the cost of the reference as an item of damages and/or recoverable costs;

(iii)           If a reporter is requested by either party, then a reporter shall be present at all proceedings, and the fees of such reporter shall be borne by the party requesting such reporter.  Such fees shall be an item of recoverable costs.  Only a party shall be authorized to request a reporter;

(iv)           The referee shall apply all California Rules of Procedure and Evidence and shall apply the substantive law of California in deciding the issues to be heard.  Notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee;
(v)           The referee’s decision under California Code of Civil Procedure Section 644, shall stand as the judgment of the court, subject to appellate review as provided by the laws of the State of California; and

(vi)           The parties agree that they shall in good faith endeavor to cause any such dispute to be decided within four (4) months.  The date of hearing for any proceeding shall be determined by agreement of the parties and the referee, or if the parties cannot agree, then by the referee. The referee shall have the power to award damages and all other relief.

For purposes of this Note, the term “Business Day” means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in California.

(g)           Time of the Essence.  Time is hereby declared to be of the essence of this Note and every part hereof.

(h)           Amendment.  This Note may not be modified or changed except by written instruments signed by Holder and Maker.

(i)           No Offset.  All amounts due under this Note shall be payable to Holder, in lawful money of the United States of America, in currently available funds at the address for Holder set forth above (or to such other person or at such other place as Holder may from time to time designate in writing), without notice, demand, offset, deduction or setoff, other than with respect to any amounts which may be owed (i) by Seller to Maker under the APSA.

16.           Assignment.  This Note and the terms hereof shall bind Maker and its successors, but not shall not be assignable, in whole or in part, voluntarily or involuntarily, by Maker.  Maker acknowledges that Holder shall have the right, in Holder’s sole and absolute discretion, without or without notice, to sell and assign this Note or participation interests in this Note in such manner and on such terms and conditions as Note shall deem to be appropriate.  Maker shall cooperate, and shall cause each indemnitor and other person or party associated or connected with this Note to cooperate in all respects with Holder in connection with any sale, assignment or participation, and shall, in connection therewith, execute and deliver such estoppel certificates, instruments and documents as may be reasonably requested by Holder.

(Signature contained on next page)

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered as of the date first above written.

READING CONSOLIDATED HOLDINGS, INC,
a Nevada corporation

By:  /s/ Andrzej Matyczynski

Its:  Chief Financial Officer